NY Residential REIT, LLC 1-A POS

Exhibit 8.1

amended and restated ESCROW SERVICES AGREEMENT

This Amended and Restated Escrow Services Agreement (this “Agreement”) is made and entered into as of _________, 2017 by and between Prime Trust, LLC (“Prime Trust”, or “Escrow Agent”), NY Residential REIT, LLC (“Issuer”), and W.R. Hambrecht & Co., LLC (“Broker”).

RECITALS RELATING TO THIS AGREEMENT

WHEREAS, Prime Trust and the Issuer entered into the Escrow Services Agreement on April 26, 2017 (the “Original Agreement”).

WHEREAS, Prime Trust and the Issuer wish to add the Broker as a party to the Original Agreement and to make certain amendments, and desire to amend and restate the Original Agreement.

WHEREAS, Issuer proposes to offer for sale to investors the securities in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities”), pursuant to Regulation A promulgated thereunder, underwritten by Broker on a best efforts basis (the “Offering”), in the minimum amount of $1,000,000 (the “Minimum Amount of the Offering”) and up to the maximum offering amount of $50,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer and Broker desire to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Prime Trust agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at an FDIC insured bank (the “Bank”), in a segregated account as defined below.

WHEREAS, Broker will enter into a separate Participating Dealer Agreement with the other participating dealers pursuant to which each participating dealer will agree to be bound by the terms of this Agreement. The term “Participating Dealers” as used herein shall include all participating dealers executing a Participating Dealer Agreement. For purposes of communications and directives under this Agreement, the Escrow Agent need only accept those communications and directives made by Broker, as representative of the Participating Dealers.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:

AGREEMENT

1.

Establishment of Escrow Account. Prior to the date the Offering, as amended by First Post-Qualification Amendment to the Offering Statement of Form 1-A filed with the Securities and Exchange Commission (the “SEC”), is qualified by the SEC (the “Commencement Date”), the Escrow Agent has established , pursuant to the Original Agreement, an account at the Bank, for the benefit of investors in the Offering (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.

Escrow Period. The Escrow Period shall begin on the Commencement Date and shall terminate upon the earlier to occur of the following:

a.

May 1, 2018, subject to the Issuer or its representative extending the Offering for an additional sixty (60) days;

b.

The date upon which the Maximum Amount of the Offering is sold in bona fide transactions that are fully paid for with cleared funds; or

c.

The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Statement. Issuer represents that no funds have yet been raised for the Issuer and that all funds to be raised for the Offering will be deposited in the Escrow Account established by Prime Trust at the Bank.

3.

Deposits into the Escrow Account. All Subscribers will be instructed by Issuer or its agents to transfer funds by ACH, wire or check into the Escrow Account, in accordance with the instructions contained in each Subscriber's signed subscription agreement. Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, or ACH delivered to it hereunder.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4.

Disbursements from the Escrow Account. In the event Escrow Agent does not receive written instructions from the Issuer and Broker to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Escrow Agent receives cleared funds for the Minimum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer and Broker (generally via notification in the application programming interface (“API”)), Escrow Agent shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. Issuer and Broker acknowledge that there is a 24-hour (one business day) processing time once a request has been received to break Escrow. Issuer’s and Broker’s written instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions to Broker, which may reallow such amounts, in part, to Participating Dealers, and other parties) will then be remitted to Issuer as described above.

5.

Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

6.

Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent will charge Escrow Administration Fees to Issuer as listed on Exhibit A and attached hereto. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either the Issuer’s credit card or ACH information on file with Prime Trust. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the escrow account.

7.

Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.

It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.

This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.

The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.

The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.

No party other than the parties hereto has, or shall have, any lien, claim or security interest in the funds held in the Escrow Account or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the funds held in the Escrow Account or any part thereof.

f.

It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.

Its business activities are in no way related to cannabis, gambling, pornography, or firearms.

h.

The Offering complies in all material respects with all applicable laws, rules and regulations.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of each disbursement of funds held in the Escrow Account.

8.

Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect which are by their nature meant to survive termination, including, but not limited to, items 7, 9, 10, 11, and 12 of this Agreement.

9.

Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and trust and banking laws of the State of Nevada, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10.

Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts.

11.

Indemnity. Issuer agrees to defend, indemnify and hold Prime Trust and its affiliates, directors, employees, service providers, officers, agents, and partners and third-party service providers, including the Bank (the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This defense and indemnification obligation will survive termination of this Agreement. Prime Trust reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to reasonably cooperate with Prime Trust in the defense of any such claim, action, settlement or compromise negotiations, as requested by Prime Trust.

12.

Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer, Prime Trust and Broker regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.

DTC Eligibility. In the event the Securities become Depositary Trust Company (“DTC”) eligible and a customary DTC settlement closing process is requested, the Issuer shall pay the Escrow Agent a fee of $4,000 which shall include up to four such closings.

14.

Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Prime Trust, Issuer and Broker. Changes to this Agreement will be sent to you via email.

15.

Notices.

a.

Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)

in person, by post or fax; or

iii)

by e-mail or other electronic communication.

b.

Such communications shall be addressed as follows:

If to Escrow Agent:	Prime Trust LLC
Attn: Escrow Services
2300 West Sahara Ave, Suite 1170
Las Vegas, NV 89102
Phone: (702) 840-4000
E-mail: escrow@primetrust.com

If to Issuer:	NY Residential REIT, LLC
c/o Commencement Capital LLC
555 Madison Avenue, 6th Floor
New York, NY 10022
Attn: Jesse Stein
Phone: (212) 692-5540
E-mail: jesse@commencementcapital.com
Tax identification #: 81-4685796

If to Broker:	W.R. Hambrecht + Co., LLC
Address: 909 Montgomery Street, 3rd Floor
San Francisco, California 94133
Attention: John Hullar
Phone #:(415) 551-8654
E-mail: jhullar@wrhambrecht.com

c.

Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

16 .

Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NY RESIDENTIAL REIT, LLC

_____________________

By:

Title:

Prime Trust, LLC

_____________________

By:

Title:

W.R. Hambrecht & Co., LLC

_____________________

By:

Title:

EXHIBIT A

Fees and Costs

Service	Fees
Escrow Setup (one-time fee)	$500
Escrow Bank Account Fee (monthly)	$25
Accounting Fee (per transaction)	$5
Funds Processing (per transaction)	ACH/BAC - $1.00 Check - $10 Wire - $15 (US) / $35 (International) ACH Exceptions - $5
Reconciliation & Cash Management (Prime Trust Custodial Account)	25 basis points
Bank Surcharges	May apply for check returns, NSF’s, etc. (vary)
Specialized Services	Quotes upon request
Legal Fees	Reimbursement of legal expenses.
Bad Actor	US Individual - $45 US Entity - $45 International Individual - $100 International Entity - $160

Anti-Money Laundering Review

(provides identity verification and other PATRIOT Act compliant BSA checks. This also includes automated exception handling and email notifications to investors but does not include manual processing)

US Individual - $2 US Entity - $5 CA/UK individual - $5 CA/US Entity - $75 International Individual - $60 International Entity - $75
Brokerage Process Settlement Facilitation Fee (up to four DTC closings)	$4,000

Misc Administrative, investment management, cash disbursement, accounting and other services are per the most current and then in effect fee schedule for Prime Trust, a copy of which is available on www.primetrust.com